Exhibit 4.2

WEBSTER FINANCIAL CORPORATION

and

THE BANK OF NEW YORK MELLON

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of March 25, 2019

Supplement to Senior Debt Indenture dated as of March 25, 2019

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of March 25, 2019, by and between WEBSTER FINANCIAL CORPORATION, a Delaware corporation (hereinafter called the “Company”), having its principal executive office located at 145 Bank Street, Waterbury, Connecticut 06702 and THE BANK OF NEW YORK MELLON, a New York banking corporation (hereafter called the “Trustee”), having a Corporate Trust Office at 500 Ross Street, 12th Floor, Pittsburgh, PA 15262, as Trustee under the Indenture (as hereinafter defined).

RECITALS

WHEREAS, the Company and the Trustee have entered into a Senior Debt Indenture (hereinafter called the “Original Indenture” and, as supplemented hereby, the “Indenture”), dated as of the date hereof, providing for the issuance by the Company from time to time of its senior debt securities;

WHEREAS, no Securities have been issued under the Original Indenture and there do not currently exist any Holders;

WHEREAS, the Company desires to issue a series of its senior debt securities under the Original Indenture, and has duly authorized the creation and issuance of such debt securities and the execution and delivery of this Supplemental Indenture to modify the Original Indenture and provide certain additional provisions as hereinafter described;

WHEREAS, the Company and the Trustee deem it advisable to enter into this Supplemental Indenture for the purposes of establishing the terms of such debt securities and providing for the rights, obligations and duties of the Trustee with respect to such debt securities;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by a resolution of the Pricing Committee established and granted the authority to do so by the Board of Directors of the Company;

WHEREAS, concurrently with the execution hereof, the Company has delivered to the Trustee an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel; and

WHEREAS, all conditions and requirements of the Original Indenture necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the mutual premises and agreements herein contained, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

CREATION OF THE NOTES

Section 1.1. Designation of Series. Pursuant to the terms hereof and Sections 201 and 301 of the Indenture, the Company hereby creates a series of its debt securities designated as the “4.100% Senior Notes due 2029” (the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Indenture.

Section 1.2. Form and Denomination of Notes. The definitive form of the Notes shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The Notes shall bear interest, be payable and have such other terms as are stated in the form of definitive Note and in the Indenture. The Stated Maturity of the Notes shall be March 25, 2029 The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 1.3. Initial Amount of Series. The initial aggregate principal amount of Notes which shall be issued is U.S.$300,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 905 or 1107 of the Original Indenture). The Notes, may, upon the execution and delivery of this Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon the delivery of a Company Order.

Section 1.4. No Sinking Fund, No Mandatory Redemption. No sinking fund will be provided with respect to the Notes. The Company will not be obligated to redeem the Notes at the option of the Holders.

Section 1.5. Optional Redemption.

(a) Except as otherwise may be specified in this Supplemental Indenture and in the Notes, Article Eleven of the Original Indenture shall be applicable to the Notes.

(b) At any time or from time to time on or after September 25, 2019 prior to December 25, 2028, the Company shall have the right to redeem the Notes, in whole or in part, at any time or from time to time, at its option, at a redemption price equal to the greater of (the “Make-Whole Redemption Price”):

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the Redemption Date), discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points, plus in each case any accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(c) On or after December 25, 2028, the Company shall have the right to redeem the Notes, in whole or in part, at any time or from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest thereon to, but excluding, the Redemption Date (the “Call Redemption Price”).

(d) The Company will send notice of redemption under Section 1.5(b) or (c) to the Holders of the Notes to be redeemed not less than 30 nor more than 60 days prior to the Redemption Date. If Notes are only partially redeemed pursuant to Section 1.5(b) or (c), the Notes to be redeemed will be selected by the Trustee in such manner as in its sole discretion it shall deem appropriate and fair; provided, that if at the time of redemption the Notes to be redeemed are in global form, the Depository shall determine, in accordance with its procedures, the principal amount of the Notes to be redeemed held by each of its participants that holds a position in such Notes. Interest shall cease to accrue on the Notes or portions of the Notes called for redemption on and after the Redemption Date and the Company shall pay accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the Redemption Date.

(e) The Redemption Price to be paid by the Company under Section 1.5(b) or (c) shall be paid prior to 12:00 noon, New York time, on the Redemption Date or at such later time on such date as is then permitted by the rules of the Depository for the Notes (if then registered in global form); provided, that the Company shall deposit with the Trustee an amount sufficient to pay the Redemption Price by 10:00 a.m., New York time, on the date such Redemption Price is to be paid.

(f) The Company shall give the Trustee notice of the amount of the Make-Whole Redemption Price promptly after the calculation thereof, and the Trustee shall have no responsibility for such calculation.

Section 1.6. Notes Not Convertible or Exchangeable. The Notes will not be convertible into or exchangeable for Common Stock or other securities or property.

Section 1.7. Issuance of Notes; Selection of Depository. The Notes shall be issued as Registered Securities in permanent global form, without coupons. The initial Depository for the Notes shall be The Depository Trust Company.

Section 1.8. No Additional Amounts. No Additional Amounts shall be payable with respect to the Notes.

Section 1.9. Issuance of Additional Notes. From time to time subsequent to the date hereof, without the consent of the Holders of the Notes, the Company may create and issue additional Notes (the “Additional Notes”) under the terms of the Indenture and this Supplemental Indenture (and without need to execute any additional supplemental indenture). The Additional Notes shall be issued as part of the existing series of Notes issued pursuant to this Supplemental Indenture and shall have terms identical in all material respects (except for the initial interest accrual date and the first Interest Payment Date) to any Outstanding Notes and shall be treated together with any Outstanding Notes as a single series of Securities. Any Additional Notes issued hereunder shall rank equally and ratably with the Notes originally issued pursuant to this Supplemental Indenture and shall trade interchangeably with such Notes and shall otherwise constitute Notes for all other purposes hereof; provided that if the Additional Notes are not fungible with the existing series of Notes for U.S. federal income tax purposes, the Additional Notes shall have a separate CUSIP and ISIN numbers. Any Additional Notes may be issued pursuant to authorization provided by one or more Board Resolutions. No Additional Notes shall be issued at any time that an Event of Default under the Indenture with respect to the Notes has occurred and is continuing.

Section 1.10. Place of Payment. The Borough of Manhattan, The City of New York shall be the Place of Payment for the Notes.

ARTICLE TWO

APPOINTMENT OF THE TRUSTEE FOR THE NOTES

Section 2.1. Appointment of Trustee; Acceptance by Trustee. Pursuant and subject to the Indenture, the Company and the Trustee hereby constitute the Trustee as trustee to act on behalf of the Holders of the Notes. By execution and delivery of this Supplemental Indenture, the Trustee hereby accepts appointment as trustee with respect to the Notes, and agrees to perform such trusts upon the terms and conditions set forth in the Indenture.

Section 2.2. Rights, Powers, Duties and Obligations of the Trustee. Any rights, powers, duties and obligations by any provisions of the Indenture conferred or imposed upon the Trustee shall, insofar as permitted by law, be conferred or imposed upon and exercised or performed by the Trustee with respect to the Notes.

ARTICLE THREE

DEFINITIONS

Section 3.1. Definition of Terms. Unless otherwise provided herein or unless the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture;

(b) a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation; and

(e) notwithstanding anything in the Original Indenture to the contrary, the following terms have the meanings given to them in this Section 3.1(e):

“Bank” means (i) any institution organized under the laws of the United States, any State of the United States, the District of Columbia, any territory of the United States, Puerto Rico, Guam, American Samoa or the Virgin Islands which (a) accepts deposits that the depositor has a legal right to withdraw on demand, and (b) engages in the business of making commercial loans and (ii) any trust company organized under any of the foregoing laws.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date for the Notes, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Constituent Bank” means a Subsidiary which is a Bank.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Principal Constituent Bank” means Webster Bank or such other Constituent Bank(s) of the Company that has consolidated assets equal to 35% or more of the Company’s consolidated assets, as may be designated from time to time, pursuant to a Board Resolution and set forth in an Officers’ Certificate. If a Constituent Bank is designated as a Principal Constituent Bank in connection with the Notes, such Principal Constituent Bank shall remain a Principal Constituent Bank until such time as the Notes are no longer Outstanding.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Sandler O’Neill & Partners, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, their respective successors and one additional primary U.S. governmental securities dealer selected by the Company; provided, however that if any of the foregoing is not or ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”) the Company will substitute another Primary Treasury Dealer for such dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such Redemption Date.

“Redemption Date” means, with respect to any optional redemption of Notes pursuant to Section 1.5(b) or (c) hereof, the date fixed for such redemption pursuant to the Original Indenture and such Notes.

“Redemption Price” means the Call Redemption Price or the Make-Whole Redemption Price, as applicable.

“State” means any of the various States of the United States of America.

“Treasury Rate” means, with respect to any Redemption Date for the Notes, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Voting Stock” means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency.

“Wholly Owned Subsidiary” means a Subsidiary of which all of the outstanding Voting Stock (other than directors’ qualifying shares) is at the time, directly or indirectly, owned by the Company, or by one or more Wholly Owned Subsidiaries of the Company or by the Company and one or more Wholly Owned Subsidiaries of the Company.

ARTICLE FOUR

COVENANTS

Pursuant to Section 201 and Section 301(18) of the Original Indenture, so long as any of the Notes are Outstanding, the following provisions shall be applicable to the Notes:

Section 4.1. Limitation upon Disposition of Voting Stock of Principal Constituent Bank. Except as set forth below, the Company will not sell, assign, pledge, transfer or otherwise dispose of, or permit the issuance of, or permit a direct or indirect majority owned entity of the Company to sell, assign, pledge, transfer or otherwise dispose of, any shares of Voting Stock of any Subsidiary, or any securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of any Subsidiary, which Subsidiary, in either case, is:

(a) A Principal Constituent Bank; or

(b) A Subsidiary which owns shares of Voting Stock or any securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of a Principal Constituent Bank;

provided, however, that nothing in this Section shall prohibit any dispositions made by the Company or any Subsidiary (i) acting in a fiduciary capacity for any person other than the Company or any Subsidiary, or (ii) to the Company or any of its Wholly Owned Subsidiaries. Notwithstanding the foregoing, sales, assignments, pledges, transfers, issuances or other dispositions of shares of Voting Stock or securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of a corporation referred to in Clause (a) or (b) above may be made where:

(i) the sales, assignments, pledges, transfers, issuances or other dispositions are made, in the minimum amount required by law, to any Person for the purpose of the qualification of such Person to serve as a director; or

(ii) the sales, assignments, pledges, transfers, issuances or other dispositions are made in compliance with an order of a court or regulatory authority of competent jurisdiction; or

(iii) the sales, assignments, pledges, transfers, issuances or other dispositions are made in connection with a merger or consolidation of a Principal Constituent Bank with or into a Wholly Owned Subsidiary, Constituent Bank or other Bank, if, after such merger or consolidation with such entity, the Company owns, directly or indirectly, not less than the percentage of Voting Stock of the surviving entity of such transaction as it owned of such Principal Constituent Bank prior to such transaction; or

(iv) the sales, assignments, pledges, transfers, issuances or other dispositions are for fair market value (as determined by the Board of Directors of the Company, which determination shall be conclusive and evidenced by a Board Resolution) and, after giving effect to such disposition or issuance and any potential dilution, the Company and its Wholly Owned Subsidiaries, will own directly not less than 80% of the Voting Stock of such Principal Constituent Bank or Subsidiary; or

(v) a Principal Constituent Bank sells additional shares of Voting Stock to its stockholders at any price, if, after such sale, the Company owns, directly or indirectly, not less than the percentage of Voting Stock of such Principal Constituent Bank it owned prior to such sale; or

(vi) a pledge is made or a lien is created to secure loans or other extensions of credit by a Constituent Bank subject to Section 23A of the Federal Reserve Act.

Section 4.2. Limitation upon Creation of Liens on Capital Stock of Principal Constituent Banks. Except as provided in Section 4.1 hereof, the Company will not at any time, directly or indirectly, create, assume, incur or suffer to be created, assumed or incurred or to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon (1) any shares of capital stock of any Principal Constituent Bank (other than directors’ qualifying shares), or (2) any shares of capital stock of a Subsidiary which owns capital stock of any Principal Constituent Bank; provided, however, that, notwithstanding the foregoing, the Company may incur or suffer to be incurred or to exist upon such capital stock (a) liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by the Company in good faith by appropriate proceedings and the Company shall have set aside on its books adequate reserves with respect thereto (segregated to the extent required by generally accepted accounting principles), or (b) the lien of any judgment, if such judgment shall not have remained undischarged, or unstayed on appeal or otherwise, for more than 60 days.

Section 4.3. Payment of Taxes and Other Claims. The Company will, and will cause each Significant Subsidiary to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all material taxes, assessments and governmental charges levied or imposed upon it or upon its income, profits or property, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon its property; provided, however, that neither the Company nor any Significant Subsidiary shall be required to pay or discharge or cause to be paid or discharged any such material tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 4.4. Waiver of Covenants. In accordance with Section 1007 of the Original Indenture, the Company may omit in any particular instance to comply with any term, provision or condition set forth in Sections 4.1 to 4.3 hereof, inclusive, with respect to the Notes if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Notes, by Act of such Holders, either shall waive such compliance in such instance or generally shall have waived compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

ARTICLE FIVE

COVENANT DEFEASANCE

Section 5.1. Covenant Defeasance Applicable to Notes. The covenant defeasance provisions of Section 402(3) of the Original Indenture shall be applicable to the covenants contained in Article Four of this Supplemental Indenture.

ARTICLE SIX

REMEDIES

Pursuant to Section 201, Section 301(18) and Section 501(8) of the Indenture, “Event of Default”, whenever used with respect to the Notes, shall include an event of default as defined in any bond, note, debenture or other evidence of indebtedness of the Company or any Principal Constituent Bank or under any mortgage, indenture, trust agreement or other instrument securing, evidencing or providing for any indebtedness of the Company or any Principal Constituent Bank as a result of which indebtedness of the Company or such Principal Constituent Bank in excess of U.S.$10,000,000 aggregate principal amount shall be or become accelerated so as to be due and payable prior to the date on which the same would otherwise become due and payable and such acceleration shall not have been annulled or rescinded within 30 days of notice (from the applicable trustee, agent, holder or lender, or similar party, as applicable, for such indebtedness) of such acceleration to the Company or such Principal Constituent Bank. As used in this Article Six, the term “indebtedness” shall not include any transaction (including an agreement with respect thereto) that is an interest rate swap, interest rate option, equity or equity index swap, equity or equity index option, bond or bond index swap, bond or bond index option, or similar transaction, or any combination thereof, entered into by a Principal Constituent Bank in the ordinary course of its business.

ARTICLE SEVEN

MISCELLANEOUS

Section 7.1. Application of Supplemental Indenture. Each and every term and condition contained in this Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply only to the Notes created hereby and not to any future series of Securities established under the Indenture.

Section 7.2. Benefits of Supplemental Indenture. Nothing contained in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent and their successors under the Indenture and the Holders of Securities (including the Notes) or Coupons, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 7.3. Effective Date. This Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 7.4. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.

Section 7.5. Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 7.6. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.7. Separability Clause. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby.

Section 7.8. Trustee Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

WEBSTER FINANCIAL CORPORATION

By:	/s/ Glenn I. MacInnes
	Name:	Glenn I. MacInnes
	Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President

[Signature Page to Supplemental Indenture]

EXHIBIT A TO SUPPLEMENTAL INDENTURE

FORM OF NOTE

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:

THIS NOTE IS A SECURITY IN GLOBAL FORM (“GLOBAL SECURITY”) WITHIN THE MEANING OF SECTION 203 OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITORY”) OR A NOMINEE OF THE DEPOSITORY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.]

WEBSTER FINANCIAL CORPORATION

4.100% SENIOR NOTE DUE 2029

No. 1	U.S.$

CUSIP NO. 947890AJ8

ISIN NO. US947890AJ87

WEBSTER FINANCIAL CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assignee, the principal sum of                  United States dollars (U.S.$                ) on March 25, 2029 and to pay interest thereon, from and including March 25, 2019, or from and including the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semiannually in arrears on March 25 and September 25 in each year (each, an “Interest Payment Date”), commencing September 25, 2019, at the rate of 4.100% per annum, until the principal hereof is due, and at the rate of 4.100% per annum on any overdue principal and, to the extent permitted by law, on any overdue interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be March 10 or September 10 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company Trustee, notice of which shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment, such payment shall be deemed practicable by the Trustee. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Payments of principal and premium, if any, shall be made upon the surrender of this Note at the Corporate Trust Office of the Trustee, or at such other office or agency of the Company as may be designated by the Company for such purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, by dollar check drawn on, or transfer to, a dollar account. Payments of interest on this Note may be made in like coin or currency by check, drawn on a dollar account, mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or, upon written application by the Holder to the Paying Agent setting forth wire instructions not later than the relevant Record Date, by wire transfer of immediately available funds to a dollar account. The amount of interest payable for any period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an Authenticating Agent by the manual signature of one of their respective authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered under its corporate seal.

Dated:

WEBSTER FINANCIAL CORPORATION

[Corporate Seal]

By:

Name:
Title:

By:

Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON as Trustee

By:
Authorized Signatory

[FORM OF REVERSE]

This Note is one of a duly authorized issue of Securities of the Company designated as its “4.100% Senior Notes due 2029” (herein called the “Notes”), initially limited in aggregate principal amount to U.S.$300,000,000, to be issued under a Senior Debt Indenture, dated as of March 25, 2019 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Base Indenture), and a Supplemental Indenture, dated as of March 25, 2019, between the Company and the Trustee (the “Supplemental Indenture,” the Base Indenture, as modified and supplemented by the Supplemental Indenture, being the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged, at the Corporate Trust Office of the Trustee. The Trustee upon such surrender by the Holder will issue the new Notes in the requested denominations.

No sinking fund is provided for the Notes.

At any time or from time to time on or after September 25, 2019 prior to December 25, 2028, the Company shall have the right to redeem the Notes, in whole or in part, at any time or from time to time, at its option, at a redemption price equal to the greater of (the “Make-Whole Redemption Price”):

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the Redemption Date), discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points, plus in each case any accrued and unpaid interest thereon to, but excluding, the Redemption Date.

On or after December 25, 2028, the Company shall have the right to redeem the Notes, in whole or in part, at any time or from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest thereon to, but excluding, the Redemption Date (the “Call Redemption Price”).

The Company will send notice of redemption to the Holders of the Notes to be redeemed not less than 30 nor more than 60 days prior to the Redemption Date. If Notes are only partially redeemed, the Notes to be redeemed will be selected by the Trustee in such manner as in its sole discretion it shall deem appropriate and fair; provided, that if at the time of redemption the Notes to be redeemed are registered as a Global Security, the Depository shall determine, in accordance with its procedures, the principal amount of the Notes to be redeemed held by each of its participants that holds a position in such Notes. Interest shall cease to accrue on the Notes or portions of the Notes called for redemption on and after the Redemption Date and the Company shall pay accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the Redemption Date.

The Redemption Price shall be paid prior to 12:00 noon, New York time, on the Redemption Date or at such later time on such date as is then permitted by the rules of the Depository for the Notes (if then registered as a Global Security); provided, that the Company shall deposit with the Trustee an amount sufficient to pay the Redemption Price by 10:00 a.m., New York time, on the date such Redemption Price is to be paid.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date for the Notes, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Sandler O’Neill & Partners, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, their respective successors and one additional primary U.S. governmental securities dealer selected by the Company; provided, however that if any of the foregoing is not or ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”) the Company will substitute another Primary Treasury Dealer for such dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such Redemption Date.

“Redemption Date” means, with respect to any optional redemption of Notes, the date fixed for such redemption pursuant to the Indenture and the Notes.

“Redemption Price” means the Call Redemption Price or the Make-Whole Redemption Price, as applicable.

“Treasury Rate” means, with respect to any Redemption Date for the Notes, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

In any case where the due date for the payment of the principal of or premium, if any, or interest on this Note at any Place of Payment as the case may be, is not a Business Day, then payment of principal of, or premium, if any, or interest on this Note need not be made on or by such date at such place but may be made on or by the next succeeding Business Day, with the same force and effect as if made on the date for such payment and, provided that such payment is made on or by the next succeeding Business Day, no interest shall accrue on the amount so payable for the period from and after such date.

If an Event of Default shall occur and be continuing, the principal of all the Notes, together with accrued interest to the date of declaration, may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes that are Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee thereunder and offered to the Trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and the Trustee for 60 days after receipt of such notice, request and offer of indemnity has failed to institute any such proceeding and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Notes that are Outstanding. The foregoing shall not apply to any suit instituted by any Holder of this Note for the enforcement of any payment of principal of, or premium, if any, or interest on this Note on or after the respective due dates expressed or provided for herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Security Register upon surrender of this Note for registration of transfer at the Corporate Trust Office of the Trustee or at such other office or agency of the Company as may be designated by it for such purpose in the Borough of Manhattan, The City of New York, or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees by the Security Registrar. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentation of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered, as the owner thereof for all purposes (subject to Sections 305 and 307 of the Base Indenture), whether or not such Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture, in this Note or because of any indebtedness evidenced thereby, shall be had against any past, present or future stockholder, employee, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holder thereof and as part of the consideration for this Note.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN SAID STATE.

All capitalized terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common

TEN ENT	-	as tenants by the entireties (Cust)

JT TEN	-	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT -	Custodian

	(Custodian)	(Minor)
	under Uniform Gifts to Minors Act	(State)

Additional abbreviations may also be used though not in the above list.

FORM OF ASSIGNMENT

For value received _______________________ hereby sell(s), assign(s) and transfer(s) unto _______________________ (Please insert social security or other identifying number of assignee) the within Note, and hereby irrevocably constitutes and appoints _______________________ as attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Signature(s):	Dated:

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.